Exhibit 10.1

THIS TERM SHEET IS NOT A SOLICITATION OF ACCEPTANCES OR REJECTIONS WITH

RESPECT TO ANY RESTRUCTURING OR PRE-ARRANGED PLAN OR AN OFFER OR

SOLICITATION FOR THE SALE OF SECURITIES OF ANY KIND.

TERMS FOR PROPOSED RESTRUCTURING OF HARRY & DAVID HOLDINGS, INC.

May 9, 2011

This term sheet (“Term Sheet”), which amends and restates Exhibit A to the Support Agreement dated March 27, 2011 (the “Support Agreement”), describes certain of the principal terms of a proposed restructuring (the “Restructuring”) for Harry & David Holdings, Inc., and its direct and indirect subsidiaries (together “HD”). As described in greater detail herein, the Restructuring shall be consummated through the “Pre-Arranged Plan” (as defined in the Support Agreement) pursuant to voluntary chapter 11 cases (the “Cases”) to be filed with the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).

As used herein, the term “Holders” refers to holders of HD’s outstanding Senior Floating Rate Notes due 2012 and 9.0% Senior Notes dues 2013 (the “Notes”) issued under that certain indenture dated February 25, 2005 (the “Indenture”).

The Restructuring

The Restructuring set forth in this Term Sheet is intended to be effected through the Pre-Arranged Plan, pursuant to which:

(a) Each Holder shall receive (i) its pro rata share (subject to adjustment for the Non-Accredited Investor Distribution) of approximately 122,262 shares of new common stock (the “HD Shares”) of the holding company (“Reorganized Holdings”) of the reorganized debtors (the “Reorganized Debtors”) to be issued and outstanding as of the effective date of the Pre-Arranged Plan (the “Effective Date”), plus (ii) each Holder that timely and validly certifies that it is an Accredited Investor (as defined below) shall receive its pro rata share (based on the amount of such Holder’s allowed claim with respect to the Notes relative to the total amount of allowed claims of all Accredited Investors with respect to the Notes) of non-transferable subscription rights (“Subscription Rights”) to acquire up to approximately 733,333 HD Shares in connection with the HD Rights Offering (as defined below). Each Holder that timely and validly certifies that it is not an Accredited Investor shall be entitled to receive, in lieu of Subscription Rights, the Non-Accredited Investor Distribution (defined below).

(b) Each holder of an allowed general unsecured claim (other than the Holders or the PBGC) against the Debtors (“Unsecured Creditors”) shall receive cash in an amount equal to 10% of the amount of such Unsecured Creditor’s allowed general unsecured claim.

(c) The treatment of the claim of the PBGC in connection with any distress termination of the Pension Plan shall be as determined by HD and the Requisite Principal Holders (as defined in the Support Agreement).

(d) The Reorganized Debtors shall raise approximately $55 million in equity capital through the HD Rights Offering described herein.

Implementation of the Restructuring	HD and the Principal Holders shall mutually agree upon the list of the definitive documentation required for the Restructuring, including, without limitation, the

Pre-Arranged Plan, Disclosure Statement and all other documents or forms related to solicitation, the HD Backstop Agreement and all other documents or forms related to the HD Rights Offering, DIP Financing Agreements and related documentation, Charter and By-laws and other organizational documents for the Reorganized Debtors, Exit Financing Agreement and related documentation, MSA and Releases (each as defined below or in the Support Agreement), Schedule of Assumed Executory Contracts (defined below) and all of the documents, notes, certificates or instruments related to each of the foregoing (as amended, modified, or supplemented from time to time in accordance with the terms hereof, the “Definitive Restructuring Documents”). Each of the Definitive Restructuring Documents shall reflect the terms and conditions set forth herein and shall be reasonably acceptable to the Requisite Principal Holders and HD.

HD shall solicit acceptances of the Pre-Arranged Plan on the terms set forth herein and such other terms as are mutually acceptable to the Requisite Principal Holders and HD pursuant to which HD shall emerge from bankruptcy as Reorganized Debtors. The Pre-Arranged Plan shall satisfy the requirements of the Bankruptcy Code with respect to all classes of claims and interests.

Documentation and Timing	All documentation prepared in connection with the Restructuring, including without limitation, the Definitive Restructuring Documents, and any documents, motions, pleadings, orders or similar documentation prepared or filed by HD in connection with the Restructuring, shall be in form and substance reasonably satisfactory to the Requisite Principal Holders and reasonably acceptable to HD.

The HD Backstop Agreement shall have been executed prior to the Petition Date and shall be consistent with the terms hereof and shall otherwise be satisfactory to the Requisite Principal Holders.

A $55 million junior term loan (“DIP Notes Facility”) to be provided by some or all of the Principal Holders (in their capacity as such, the “DIP Lenders”) and $100 million senior asset based credit facility (“DIP ABL Facility” and together with the DIP Notes Facility, the “DIP Financings”) for debtor-in-possession financing shall have been agreed upon and committed no later than the Petition Date on terms satisfactory to the Requisite Principal Holders, and shall be the subject of a motion for approval to be filed no later than the Petition Date, and shall receive interim approval within three (3) calendar days after the Petition Date and final approval by May 11, 2011.

DIP Notes Facility	Estimated Allowed Amount: $55 million. Paid in full in cash on the Effective Date or satisfied on another basis agreed upon by HD and all of the DIP Lenders.

DIP ABL Facility	The DIP ABL Facility shall replace the prepetition asset based facility (see below) pursuant to a credit agreement with UBS and Ally Commercial Finance (the “ABL Lenders”) which shall provide a $100 million asset based facility, on the terms of the commitment letter dated March 25, 2011 provided by the ABL Lenders, and which shall convert into the Exit ABL Facility (defined below), and the definitive documentation with respect thereto shall be reasonably satisfactory to the Requisite Principal Holders.

Exit ABL Facility	On the Effective Date, the Reorganized Debtors shall enter into the $100 million Exit ABL Facility (as defined in the Support Agreement), on the terms of the commitment letter dated March 25, 2011 provided by the ABL Lenders, and the definitive documentation with respect thereto shall be reasonably satisfactory to the Requisite Principal Holders.

Administrative Expense Claims and Priority Tax Claims	Paid in full in cash on the Effective Date or on such other terms as a holder of such claim may agree upon the prior written consent of the Requisite Principal Holders.

Secured Claims	The holders of pre-petition Secured Claims shall receive, at the option of HD or Reorganized Holdings, as the case may be, one of the following treatments: (a) payment in full on the Effective Date, (b) the return of the property securing such claim or (c) such other treatment that satisfies the requirements of section 1129 of the Bankruptcy Code, in each case as consented to by the Requisite Principal Holders.

ABL Facility with UBS and Ally Commercial Finance	Replaced by the DIP or Exit ABL Facility.

Trade and Other Unsecured Claims

Each Unsecured Creditor shall be entitled to receive cash in an amount equal to 10% of the amount of such Unsecured Creditor’s allowed general unsecured claim (the “GUC Cash Payment”), payable on such dates, in such installments, and upon such terms as set forth below under “Terms of Payment of GUC Cash Payment and Non-Accredited Investor Payment.”

Only the Debtors or the Reorganized Debtors, as the case may be, shall have the authority to file (if applicable), settle, compromise, withdraw or litigate to judgment objections to all claims.

Convenience Class	A convenience class may exist under the Pre-Arranged Plan to pay in cash certain claims not to exceed such dollar thresholds, and in such percentage recovery amounts, as the Requisite Principal Holders and HD shall mutually agree prior to the filing of the Pre-Arranged Plan, or, if such parties so agree, there shall be no convenience class under the plan.

Senior Floating Rate Notes due 2012 and 9.0% Senior Notes due 2013	Estimated Allowed Amount: approximately $206.5 million (including approximately $8.1 million of accrued interest up to the Petition Date).

Each Holder with an allowed claim under the Notes (the “Notes Claim”) shall be entitled to receive (a) its pro rata share (based on such Holder’s Notes Claim relative to the total amount of Notes Claims) of 122,262 HD Shares outstanding as of the Effective Date (subject to adjustment for the Non-Accredited Investor Distribution) (the “Initial Share Pool”), and (b) each Holder that timely and validly certifies that it is an “Accredited Investor” as defined in Rule 501 promulgated under the Securities Act (an “Accredited Investor”) shall receive its pro rata share (based on the amount of such Holder’s allowed claim with respect to the Notes relative to the total amount of allowed claims of all Accredited Investors with respect to the Notes) of Subscription Rights to acquire up to approximately 733,333 HD Shares in connection with the HD Rights Offering to the extent such Holder complies with the Rights Offering Procedures (defined below). Each Holder that timely and validly certifies that it is not an Accredited Investor shall be entitled to receive, in lieu of Subscription Rights (and at the option of the Requisite Principal Holders, in their sole discretion, which option may be exercised up to the date of entry of an order by the Bankruptcy Court approving the Disclosure Statement), an amount equal to the difference between (x) the value of the distribution received pursuant to (a) above (based on the valuation under the Pre-Arranged Plan) and (y) 10% of the total amount of allowed Notes Claim held by such Holder, in the form of either of the following (the “Non-Accredited Investor Distribution”): (1) cash (the “Non-Accredited Investor Payment”), payable on such dates, in such installments, and upon such terms as set forth below under “Terms of Payment of GUC Cash Payment and Non-Accredited Investor Payment”; or (2) HD Shares (the “Non-Accredited Investor Shares”). Any Non-Accredited Investor Shares distributed as the Non-Accredited Investor Distribution shall reduce, on a share for share basis, the number of HD Shares in the Initial Share Pool.

Terms of Payment of GUC Cash Payment and Non-Accredited Investor Payment

The GUC Cash Payment shall be paid as follows: 40% of the GUC Cash Payment (up to $1,600,000) shall be disbursed on the first Monday following the end of fiscal August 2012 (the “2012 Payment”); 60% of the GUC Cash Payment (up to $2,400,000) shall be disbursed on the first Monday following the end of fiscal August 2013 (the “2013 Payment”); and if the GUC Cash Payment exceeds $4 million in the aggregate, the amount over $4.0 million shall be disbursed on the first Monday following the end of fiscal August 2014 (the “2014 Payment”). To the extent an Unsecured Creditor’s general unsecured claim remains contingent, unliquidated or disputed as of the 2014 Payment date, the GUC Cash Payment to which that Unsecured Creditor is entitled shall be paid as soon as practicable following the date such Unsecured Creditor’s claim is allowed.

The Non-Accredited Investor Payment shall be paid as follows: 40% of the Non-Accredited Investor Payment shall be disbursed on the first Monday following the end of fiscal August 2012 and 60% of the Non-Accredited Investor Payment shall be disbursed on the first Monday following the end of fiscal August 2013.

As set forth in the Pre-Arranged Plan, all unpaid distributions on allowed general unsecured claims held by Unsecured Creditors shall accrue interest at the annual rate of 5% from the Effective Date through the applicable payment date referenced above. The Reorganized Debtors, or an agent appointed by the Reorganized Debtors, shall serve as disbursing agent with respect to all distributions of the GUC Cash Payment and the Non-Accredited Investor Payment.

The GUC Cash Payment and the Non-Accredited Investor Payment shall be due and payable upon the occurrence of a Liquidity Event with respect to Reorganized HD.

For the purposes of this Term Sheet, “Liquidity Event” means (a) the closing of the sale, transfer or other disposition of all or substantially all of Reorganized HD’s (and its subsidiaries) assets, (b) the consummation of the merger or consolidation of Reorganized HD with or into another entity, pursuant to which the holders of HD Shares receive cash, securities or other compensation, (c) the closing of the transfer (whether by merger, consolidation or otherwise), in one transaction or a series of related transactions, to a person or group of affiliated persons (other than an underwriter of Reorganized HD’s securities), of the HD Shares if, after such closing, such person or group of affiliated persons would hold 50% or more of the outstanding HD Shares (or the common equity of the surviving or acquiring entity), (d) an initial public offering of the stock of Reorganized HD, or (e) a liquidation, dissolution or winding up of Reorganized HD.

Existing Common Equity	No distribution; cancelled.

Intercompany Claims	Reinstated.

Pension Plan	Unless otherwise agreed by the Requisite Principal Holders, no later than May 9,

2011 (or such later date as agreed by the Requisite Principal Holders), HD shall file a motion, in form and substance reasonably acceptable to the Requisite Principal Holders, seeking a determination from the Bankruptcy Court that HD’s qualified pension plan (the “Pension Plan”) meets the requirements of the distress termination reorganization test under section 4041(c) of the Employee Retirement Income Security Act of 1974 (as amended, “ERISA”), and a final non-appealable order of the Bankruptcy Court approving such motion is entered no later than the date the order confirming the Pre-Arranged Plan is entered.

Treatment of the Pension Plan and all claims held by the PBGC under the Pre-Arranged Plan shall be satisfactory to HD and the Requisite Principal Holders.

Executory Contracts	No later than 14 days prior to the deadline to vote on the Pre-Arranged Plan, HD shall present to the Principal Holders a schedule of executory contracts and unexpired leases the Debtors intend to assume, which schedule, prior to filing with the Bankruptcy Court, shall be in form and substance reasonably acceptable to the Requisite Principal Holders (the “Schedule of Assumed Executory Contracts”). All other executory contracts and unexpired leases shall be rejected as of the Effective Date. HD reserves the right, at any time prior to the effective date of the Pre-Arranged Plan, to amend the schedule of executory contracts and unexpired leases the Debtors intend to assume to: (a) delete any executory contract or unexpired lease listed therein, thus providing for its rejection pursuant to the Pre-Arranged Plan; or (b) add any executory contract or unexpired lease to the schedule, thus providing for its assumption pursuant to the Pre-Arranged Plan, in each case (in the case of clause (a) or (b), with the written consent of the Requisite Principal Holders).

New Common Shares	On the Effective Date and in connection with the HD Rights Offering (as defined herein), Reorganized Holdings, Inc. shall issue approximately 955,595 HD shares. Those shares not necessary to satisfy obligations under the Pre-Arranged Plan shall be cancelled.

Equity Raise Upon Bankruptcy Exit	HD shall raise $55.0 million in capital through the consummation of a rights offering (the “HD Rights Offering”), pursuant to which Subscription Rights to acquire HD Shares shall be made available to all eligible Holders of Notes that timely and validly certify that they are Accredited Investors (collectively, the “RO Participants”). Each of the RO Participants shall have the right to elect to participate in the HD Rights Offering and to subscribe to HD Shares pro-rata based on the dollar amount of such RO Participant’s allowed Notes Claim relative to aggregate the dollar amount of all RO Participants’ allowed Notes Claims, for an exercise price of $75 per HD Share, reflecting a 25% discount to the Pre-Arranged Plan’s implied equity value of $100 per share as of the Effective Date.

The HD Rights Offering will be backstopped in an amount of $55 million by those Principal Holders (the “Backstop Parties”) that enter into a backstop agreement in form and substance satisfactory to HD and the Backstop Parties (the “HD Backstop Agreement”). The Backstop Fee will become payable to the Backstop Parties only upon completion of the HD Rights Offering and, if necessary, the purchase of HD Shares by the Backstop Parties pursuant to their obligations under the HD Backstop Agreement. The Backstop Parties shall subscribe to any HD Shares not purchased by the exercise deadline in the HD Rights Offering, subject to the terms and conditions contained in the HD Backstop Agreement.

Backstop Fee: As consideration for the performance of their obligations under the HD Backstop Agreement, the Backstop Parties shall receive back-stop consideration of 50,000 HD Shares, to be shared pro-rata based on each party’s backstop commitment under the HD Backstop Agreement. In addition, the Backstop Parties shall be entitled to the reimbursement of all of their reasonable fees and expenses pursuant to the terms of the HD Backstop Agreement.

Break-up Fee: $1.1 million (the “Break-Up Fee”), payable pro-rata in cash to the Backstop Parties in accordance with the terms of the HD Backstop Agreement.

The rights offering procedures to be utilized in connection with the HD Rights Offering (the “Rights Offering Procedures”) shall be reasonably satisfactory to HD and the Backstop Parties. HD shall, within eight (8) calendar days after the Petition Date, file motions seeking approval for (1) certain procedures related to the pre-screening of Accredited Investors in connection with the HD Rights Offering, (2) entry into the HD Backstop Agreement and the payment of all fees thereunder, including the Break Up Fee, and (3) a bar date, each in form and substance reasonably acceptable to the Backstop Parties, and HD shall obtain entry of an order of the Bankruptcy Court approving such motions by May 11, 2011. HD shall modify the relief sought in connection with the pending motion related to the pre-screening of Accredited Investors to require that each Holder affirmatively and timely certify whether or not it is an Accredited Investor, and to provide that each Holder that fails to timely submit such certification shall not be entitled to any Non-Accredited Investor Distribution.

Mechanics and Conditions to Effectiveness of Plan	The Pre-Arranged Plan shall contain usual and customary conditions to confirmation and effectiveness, as well as such other conditions that are satisfactory to the Requisite Principal Holders, including, without limitation, the following:

(i) the Pre-Arranged Plan and Definitive Restructuring Documents shall be in form and substance reasonably satisfactory to HD and the Requisite Principal Holders, and the provisions of the Pre-Arranged Plan related to the treatment of General Unsecured Creditors shall be consistent in all material respects with this Term Sheet;

(ii) the Bankruptcy Court shall have entered an order, in form and substance satisfactory to HD and the Requisite Principal Holders, confirming the Pre-Arranged Plan and such order shall not have been stayed or modified or subject to an appeal;

(iii) the conditions to effectiveness of the HD Backstop Agreement shall have been satisfied and the HD Backstop Agreement shall be in full force and effect;

(iv) all fees and expenses of the Principal Holders as set forth in the Support Agreement, this Term Sheet and the HD Backstop Agreement shall have been paid in full in cash;

(v) the Exit Facility, including all documentation related thereto, shall each be in form and substance reasonably satisfactory to the Requisite Principal Holders, and shall have been consummated;

(vi) the Debtors shall have paid all of the Backstop Parties’ fees and expenses under the HD Backstop Agreement;

(vii) either (a) the Pension Plan shall have been terminated under either section

4041(c) or section 4042 of ERISA, or (b) the treatment of the Pension Plan shall otherwise be satisfactory to the Requisite Principal Holders;

(viii) All employment arrangements of senior management as of the Effective Date shall be reasonably satisfactory to the Requisite Principal Holders; and

(ix) all governmental and third party approvals and consents, including Bankruptcy Court approval, necessary in connection with the transactions contemplated by this Term Sheet shall have been obtained, not be subject to unfulfilled conditions and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose materially adverse conditions on such transactions.

Releases	To the fullest extent permitted by applicable law, each of (a) the Debtors, (b) the Reorganized Debtors, (c) the DIP Lenders, (d) the Backstop Parties, (e) the Principal Holders, (f) the Committee and its members, and (f) the respective officers and directors, members, employees, agents, affiliates, and advisors of the persons or entities described in clauses (a) through (e), shall be released of any and all claims or causes of action, known or unknown, of HD or its creditors or shareholders arising from or in connection with the Pre-Arranged Plan or arising at any time on or before the Effective Date of the Pre-Arranged Plan in connection with or related to HD, subject to standard exceptions for gross negligence or willful misconduct (collectively, the “Releases”). In addition, the Pre-Arranged Plan shall contain standard exculpation provisions.

Tax Issues	HD and the Requisite Principal Holders shall discuss methods to preserve value of any available NOLs and other tax considerations, including such other restructuring transactions as necessary to maximize value of the Reorganized Debtors

Fees & Expenses	HD agrees to pay on the Effective Date, to the extent not already paid (a) all reasonable and documented fees, costs, expenses and disbursements of (i) Stroock & Stroock & Lavan LLP and its local counsel, (ii) Munger, Tolles & Olson LLP and its local counsel, (iii) Akin Gump Strauss Hauer & Feld LLP, and (iv) Moelis & Company (“Moelis”) (it being understood that, notwithstanding anything contained herein to the contrary, with respect to Moelis, on the Effective Date, HD shall pay in cash all monthly fees accrued during the Cases, to the extent not already paid, at the rate of $125,000 per month, as well as a transaction fee in the amount of $1.25 million (subject to the “Monthly Fee Credit” contained in clause 2(a)(ii) of the pre-petition letter agreement between Moelis and HD)), and (b) all documented and out-of-pocket fees, costs and expenses of each of the Principal Holders (but not legal, financial advisor or other consulting or professional fees), in each case, solely in connection with the negotiation, formulation, preparation, execution, delivery and consummation of this Agreement, the Restructuring Documents, the Pre-Arranged Pan, the transactions contemplated hereunder and the Restructuring Documents and all transactions related thereto. None of such fees, costs and expenses shall be subject to Court approval or U.S. Trustee guidelines, and no recipient of any such payment shall be required to file with respect thereto any interim or final fee application with this Court. Copies of any such invoices shall be provided to the U.S. Trustee and counsel to the Committee, as redacted to protect against the disclosure of privileged and/or confidential information.

The Principal Holders are familiar with, and, where applicable and requested,

have been provided with a copy of the engagement agreements or reimbursement agreements (as applicable) signed by HD with Rothschild Inc., Alvarez & Marsal, and Moelis & Company. Each of the Principal Holders acknowledge the terms of these engagements as in effect of the date hereof (and, in the case of Moelis, as modified by the terms hereof) and waives any objection to the structure thereof. Each of the Principal Holders, however, expressly preserve all other fee or expense related objections.

Management Incentive Plan	Up to 10% of the HD Shares (or options to purchase HD Shares that would have the effect of diluting Reorganized Holdings’ then existing stock by no more than 10% on a fully diluted basis) will be reserved to provide to management in connection with a management incentive plan after giving effect to all transactions contemplated herein (“MIP”). The terms of the MIP will be established by the Board of Directors of the Reorganized Debtors.

Avoidance Actions	All avoidance actions shall be released as of the date of entry of the confirmation order, subject to the occurrence of the Effective Date.

Classification	Classification under the Pre-Arranged Plan shall be satisfactory to the Requisite Principal Holders and HD.

Board of Directors of Restructured HD

Upon the Effective Date, the initial Board of Directors of Reorganized Holdings shall be comprised of five members, of which 2 shall be selected by Wasserstein & Co. (the “WC Directors”) and 2 shall be selected by the other Principal Holders (the “Principal Holder Directors”), and one shall be the then CEO of Reorganized Holdings (except during any period in which there is an interim CEO, in which event such fifth director shall be a person acceptable to WC and to the Requisite Principal Holders) with any future CEO who replaces the then-CEO as of the Effective Date shall fill the CEO board seat. The CEO shall be acceptable to the Requisite Principal Holders. Each new Board member shall be entitled to a D & O Indemnification Agreement in form reasonably acceptable to such member and Reorganized HD upon his or her appointment.

The Board of Directors will be divided into three classes. The initial directors will serve terms of 1, 2 or 3 years each (each term expiring immediately after the annual stockholder meeting in the year indicated below), as follows:

Class III (Term expiring in three years) 2 directors

Class II (Term expiring in two years) 2 directors

Class I (Term expiring in one year) 1 director

On and after the Effective Date, the Board of Directors will be constituted as follows:

(a) Class III will consist of one of the WC Directors and one of the Principal Holder Directors;

(b) Class II will consist of one of the WC Directors and one of the Principal Holder Directors; and (c) Class I will consist of HD’s then-CEO.

Protective Voting Provisions	The consent of four (4) of five (5) members of the Board of Directors shall be required for actions requiring supermajority approval, including, but not limited to, the following:

i.        enter into a transaction for a sale of all or substantially all of the Reorganized Debtors’ parent company or its subsidiaries by way of an asset sale, stock sale, tender offer, merger or other business combination;

ii.       declare or pay any dividend or any other distribution on, or repurchase, any of the HD Shares or other of its equity securities; provided that any such distribution or repurchase shall be on a pro rata basis;

iii.      enter into transactions with affiliates (as defined in the Securities and Exchange Act of 1933) involving the acquisition by any of the Reorganized Debtors of any entity controlled by an affiliate, the sale of material assets of any of the Reorganized Debtors to an affiliate or any entity controlled by an affiliate, or the payment of a fee to an affiliate for the provision of services to any of the Reorganized Debtors; provided, however, that this section shall not apply to the MSA (defined below); and

iv.      take other material actions to be set forth in the by-laws as shall be agreed upon by the Principal Holders and any other parties thereto no later than the Effective Date, including but not limited to new equity issuances, material acquisitions, material debt incurrence, and public/private decisions.

Charter Documents

All organizational and charter documents for the Reorganized Debtors shall be satisfactory to HD and the Requisite Principal Holders and consistent herewith. The certificate of incorporation shall provide for a staggered board (as described above).

As of the Effective Date, Reorganized HD shall post on its website all information required under Rule 144A(d)(4) under the Securities Act of 1933 for shareholders that are qualified institutional buyers, and, after one year from the Effective Date, all information required under Rule 144(c) under the Securities Act of 1933.

Distributions to Equity	Prior to the payment of the 2012 Payment, Reorganized HD shall not make any dividends or equity distributions to the holders of HD Shares. Simultaneously with or after the payment of the 2012 Payment, Reorganized HD shall be entitled to pay dividends or equity distributions to holders of HD Shares, in one or more dividends or distributions, in an amount not to exceed $10.5 million in the aggregate. Simultaneously with or after the payment of the 2013 Payment, Reorganized HD shall be entitled to pay dividends or equity distributions to holders of HD Shares, in one or more dividends or distributions, in an amount not to exceed $25.0 million in the aggregate (such $25.0 million to include the $10.5 million of aggregate dividends or distributions previously paid on the date of or following the 2012 Payment). Reorganized HD shall have no further restriction on the payment of any dividend or equity distribution after the 2013 Payment (or to the extent applicable, the 2014 Payment) has been paid in full, provided however that this provision shall have no impact on the terms of the Exit ABL Facility.

WC Post-Emergence Management Services and Fees	Notwithstanding that Wasserstein & Co. (“WC”) shall be only a minority owner of the Reorganized Debtors, following the Effective Date, WC shall provide to the Reorganized Debtors full oversight and management services commensurate with those resources customarily dedicated to an actively managed portfolio company, as mutually agreed upon by the Requisite Principal Holders and to be set forth in a management services agreement (“MSA”), which shall be consistent with this Term Sheet and otherwise in form and substance satisfactory to the Requisite Principal

Holders. The services shall include the following:

i.        Provide assistance and oversight in the execution of the purchasing and vendor optimization, supply chain optimization, SKU rationalization, IT migration, outsourcing and other operational initiatives outlined in the Reorganized Debtor’s business plan;

ii.       Provide assistance and analysis for preparation of budgets, forecasts and capital spending plans, and assess and monitor the Reorganized Debtors’ performance against the Reorganized Debtors’ business plan;

iii.     Assistance in management recruitment and compensation review;

iv.      Assistance in the preparation of reporting to constituencies; and

v.       At the direction of the Board of Directors, analytical and strategy assistance, including identification, evaluation and execution of acquisition or divestiture opportunities, and debt financings / refinancings.

In consideration of WC providing the foregoing services under the MSA to the Reorganized Debtors following the Effective Date, WC shall receive the following compensation: (a) 50,000 HD Shares on the Effective Date, and (b) following the Effective Date, an annual management fee, as described below, in accordance with and subject to the terms and conditions of the MSA.

Annual Management Fee: WC shall be entitled to receive a percentage of an annual base fee of $625,000 (the “Base Fee”) based on the Reorganized Debtors’ achievement of Adjusted EBITDA targets as follows:

Plan Targets for Adjusted EBITDA:

FY12: $21.03 million

FY13: $26.28 million

FY14: $32.09 million

FY15: $39.16 million

FY16: $45.68 million

FY17 and thereafter, if necessary, to be determined by amendment to the MSA

Percentage of Plan Target	Percentage of Base Fee Payable
100% or more	100%
At least 90% but less than 100%	80%
At least 80% but less than 90%	60%
Less than 80%	0%

The plan targets are based on Adjusted EBITDA as calculated and used in a manner that is consistent with past practice of HD and HD’s business plan.

The Base Fee shall be paid 50% (i.e., $312,500) upon the closing of the books and records for the second quarter of each fiscal year (subject to a true-up adjustment at the end of the fiscal year), and the balance paid upon completion of HD’s annual audited financial statements; provided, however, that no fee shall be payable at any time for any period after WC (including its affiliates and investment funds and its/their limited partners who received HD Shares in a distribution) owns less than 90% of the HD Shares that WC receives on the Effective Date under or in connection with the Pre-Arranged Plan.

No Waiver	Nothing herein shall affect in any way, nor be deemed a waiver of, any of the rights of HD or any Holder under the Indenture or any other document or under applicable law. Nothing herein is intended to waive, limit, or restrict the ability of any of the foregoing parties, in whatever capacity, to protect and preserve their rights, remedies against, and interests in HD or any third party, whether under the Indenture, any other document or applicable law.

Indenture Trustee	All reasonable and documented fees and expenses of the Indenture Trustee, to the extent reimbursable under the Indenture, shall be paid in full in cash on the Effective Date.